Exhibit 99.3

Liquidity and capital resources

Our primary sources of liquidity and capital resources are cash generated from operations and a revolving credit facility maintained by us under our credit agreement. On August 1, 2005, in connection with our acquisition of Solgar, we amended and restated our credit agreement by adding a new term loan A of $120,000 and increasing our existing revolving credit facility from $100,000 to $125,000. Amendments were also made to certain covenants, including elimination of the minimum fixed charge coverage ratio covenant and increasing the annual capital expenditures limitation from $50,000 to $75,000. Our principal uses of cash have been to finance working capital, facility expansions, acquisitions, capital expenditures and debt service requirements. We anticipate these uses will continue to be our principal uses of cash in the future.

The following table sets forth, for the periods indicated, our net cash flows provided by (used in) operating, investing and financing activities, our period-end cash and cash equivalents and other operating measures:

Fiscal years ended September 30,	Nine months ended June 30,
2002	2003	2004	2004	2005
Cash flow provided by operating activities	$105,087	$111,532	$119,936	$137,407	$64,988
Cash flow used in investing activities	$(31,776)	$(323,285)	$(37,477)	$(26,837)	$(42,845)
Cash flow (used in) provided by financing activities	$(83,454)	$233,435	$(115,719)	$(116,256)	$(12,779)
Cash and cash equivalents at end of period	$26,229	$49,349	$21,751	$50,185	$30,155
Days sales outstanding	46	49	42	61	62
Inventory turnover	2.23	x	2.25	x	2.39	x	2.41	x	2.01	x

As of June 30, 2005, working capital was $433,909, compared with $359,847 as of September 30, 2004, an increase of $74,062. The increase in working capital of $74,062 was primarily due to increases in current assets including cash and inventories, offset partially by a decrease in accounts receivable, prepaid and other current assets and an increase in accrued expenses. Accounts receivable decreased due to increased collections. The annualized number of average days’ sales outstanding (on Wholesale/US Nutrition net sales) at June 30, 2005, was 62 days, compared with 61 days at June 30, 2004. Inventory levels have increased to ensure supply of scarce ingredients for our joint care products, including Osteo Bi-Flex®, Flex-a-Min® and Knox NutraJoint®, as well as to ensure adequate raw material supplies for other popular items in short supply. The annualized inventory turnover rate was approximately 2.01 times during the nine months ended June 30, 2005 compared with 2.41 times during the prior comparable period primarily due to the increased inventory levels. Prepaid and other current assets decreased primarily due to the normal amortization of prepaid insurance costs (the annual policy begins in July) and the sale of a building previously held for sale.

The number of average days’ sales outstanding (on Wholesale/US Nutrition net sales) at September 30, 2004, was 42 days, compared with 49 days at September 30, 2003. The inventory turnover rate was approximately 2.39 times during fiscal 2004 compared with 2.25 times during fiscal 2003. Inventory levels have increased as a result of modifications to our product procurement process. As we continue to grow, we need to maintain larger quantities of product through verbal commitments with our vendors. Generally, these verbal arrangements with our vendors are terminable by either party without notice or upon short notice. Inventory levels were increased to prepare for expected increases in orders as a result of anticipated consumer demand and ensure quick delivery of product to our customers. Other current assets increased as a result of the reclassification from property, plant and equipment of the net book value of $10,508 for the former Rexall corporate headquarters held for sale, as well as an increase in insurance premiums which resulted in an increased prepaid insurance balance at September 30, 2004 as compared to the prior comparable period.

Cash flows.  We monitor current and anticipated future levels of cash and cash equivalents in relation to anticipated operating, financing and investing requirements.

Cash and cash equivalents.  Cash and cash equivalents totaled $30,155 and $21,751 at June 30, 2005 and September 30, 2004, respectively. At June 30, 2005, $30,150 of our cash and cash equivalents were held by our foreign subsidiaries. These funds are subject to U.S. income taxation on repatriation to the U.S. We generated cash from operating activities of $64,988 and $137,407 during the nine months ended June 30, 2005 and 2004, respectively. The overall decrease in cash provided by operating activities during the nine months ended June 30, 2005 as compared to the prior comparable period was mainly attributable to decreased net income and non-cash charges, as well as changes in operating assets and liabilities discussed above, partially offset by asset impairment charges.

Cash and cash equivalents totaled $21,751 and $49,349 at September 30, 2004 and 2003, respectively. At September 30, 2004, approximately $15,491 of our cash and cash equivalents were held by our foreign subsidiaries and are subject to U.S. income taxation on repatriation to the U.S. We generated cash from operating activities of $119,936, $111,532 and $105,087 in fiscal 2004, 2003 and 2002, respectively. The overall increase in cash from operating activities during fiscal 2004 was mainly attributable to increased net income and non-cash charges, partially offset by changes in other operating assets and liabilities.

Cash used in investing activities.  Cash used in investing activities was $42,845 and $26,837 during the nine months ended June 30, 2005 and 2004, respectively. During the nine months ended June 30, 2005, cash flows used in investing activities consisted primarily of the purchase of property, plant and equipment ($49,786, of which $18,609 was attributable to a new distribution facility in Hazelton, Pennsylvania) and cash paid for acquisitions (Le Naturiste and SISU), net of cash acquired ($13,434), offset by proceeds from the sale of property, plant and equipment held for sale ($9,950) mainly due to the sale of the Rexall building, proceeds from the sale of certain business assets of FSC, a Manchester, U.K. based wholesale operation which sold products to health food stores and pharmacies ($5,766), cash settlement received from the GNC (UK) purchase price adjustment ($4,558), proceeds from the sale of property, plant and equipment ($71) and proceeds from the sale of a trademark ($30). During the nine months ended June 30, 2004, cash flows used in investing activities consisted primarily of the purchase of property, plant and equipment ($32,087), offset by proceeds from the sale of investment in bonds ($4,158) and proceeds from sale of property, plant and equipment ($1,092).

Cash used in investing activities was $37,477, $323,285, and $31,776 in fiscal 2004, 2003 and 2002, respectively. Fiscal 2004 cash used in investing activities consisted primarily of purchases of property, plant and equipment ($42,700), partially offset by proceeds from the sale of property, plant and equipment ($1,065) and proceeds from the sale of the high yield, less than investment grade corporate bonds ($4,158).

Fiscal 2003 cash used in investing activities consisted primarily of net cash paid for the Rexall, De Tuinen, FSC and GNC (UK) businesses ($289,676), as well as the purchase of property, plant and equipment ($37,510), partially offset by proceeds from the sale of property, plant and equipment ($1,498), and cash received that was previously held in escrow from the fiscal 2001 acquisitions of Global Health Sciences ($1,850) and NatureSmart ($553).

Fiscal 2002 cash used in investing activities consisted primarily of the purchase of property, plant and equipment ($21,489) and cash paid for asset acquisitions ($7,702), partially offset by cash received that was previously held in escrow for the acquisition of Global Health Sciences ($4,600), and proceeds from the sale of property, plant and equipment ($1,057). In addition, we made a strategic investment in high yield, less than investment grade corporate bonds ($8,242).

Net cash (used in) provided by financing activities.  Net cash used in financing activities was $12,779 and $116,256 during the nine months ended June 30, 2005 and 2004, respectively. For the nine months ended June 30, 2005, cash flows used in financing activities related to principal payments under long-term debt agreements ($18,810) and purchase of treasury stock ($176), offset by proceeds from borrowings under long-term debt agreements ($6,000) and the exercise of stock options ($207). Cash used in financing activities during the nine months ended June 30, 2004 related to principal payments under long-term debt agreements ($116,563) and payments for financing fees ($500), offset by proceeds from the exercise of stock options ($807).

Net cash (used in) provided by financing activities was ($115,719), $233,435, and ($83,454) in fiscal 2004, 2003 and 2002, respectively. Fiscal 2004 net cash flows used in financing activities included principal payments under long-term debt agreements ($117,100) and payments related to financing fees ($500), partially offset by proceeds from the exercise of stock options ($1,881).

Fiscal 2003 net cash flows provided by financing activities included proceeds from borrowing under long-term debt agreements ($275,000) and proceeds from the exercise of stock options ($1,146), partially offset by principal payments under long-term debt agreements ($35,211), and payments related to financing fees ($7,500).

Fiscal 2002 net cash flows used in financing activities included principal payments under long-term debt agreements ($85,353), partially offset by proceeds from the exercise of stock options ($1,899).

We believe our sources of cash will be sufficient to fund our operations and meet our cash requirements to satisfy our working capital needs, capital expenditure needs, outstanding commitments, and other liquidity requirements associated with our existing operations over the next 12 months. We anticipate that our total capital expenditures for fiscal 2005 and 2006 will be approximately $75,000. Our ability to fund these requirements and comply with financial covenants under our debt agreements will depend on our future operations, performance and cash flow and is subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control. In addition, as part of our strategy, we may pursue acquisitions and investments that are complementary to our business. Any material future acquisitions or investments will likely require additional capital and therefore, we cannot predict or assure that additional funds from existing sources will be sufficient for such future events.

EBITDA.  EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Since EBITDA is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles or GAAP, it should not be considered in isolation of, or as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating income, net income and cash flows from operating activities. In addition, our definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

We use EBITDA as a supplementary non-GAAP liquidity measure to allow us to evaluate each of our operating segment’s cash-generating ability to fund income tax payments, corporate overhead, capital expenditures and increases in working capital. EBITDA is also used by us to allocate resources for growth among our segments, to evaluate our ability to service our debt and to raise capital for growth opportunities, including acquisitions. Under our credit arrangements, a number of covenants must be met, including, but not limited to, a minimum consolidated interest coverage ratio and a maximum leverage ratio. EBITDA is a factor utilized in calculating the ratios mentioned. The specific covenants and related definitions can be found in our credit agreement, which has been previously filed with the Securities and Exchange Commission. Covenants contained in our credit agreement are based on what we refer to herein as “EBITDA.” In addition, we use EBITDA as a supplemental non-GAAP liquidity measure in financial presentations to our board of directors, shareholders, various banks participating in our credit agreement, note holders and bond rating agencies, among others, to assist them in their evaluation of our cash flow. We use EBITDA in conjunction with traditional GAAP liquidity measures as part of our overall assessment and therefore do not place undue reliance on EBITDA as our only measure of cash flow. We believe EBITDA is useful for both us and investors as it is a commonly used analytical measurement for assessing a company’s cash flow ability to service and/or incur additional indebtedness, by excluding the impact of certain non-cash items such as depreciation and amortization. EBITDA has historically been used by our lenders to measure compliance with certain financial debt covenants, and we believe that EBITDA provides a meaningful measure of liquidity and our ability to service our long-term debt and other fixed obligations. We believe that EBITDA is specifically relevant to us due to our leveraged position as well as the common use of EBITDA as a liquidity measure within our industries by lenders, investors and others in the financial community. We have included EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures discussed earlier in this Liquidity and Capital Resources section for a complete evaluation of our cash flow.

The following table presents a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP liquidity measure, to EBITDA:

	Fiscal years ended September 30,			Nine months ended June 30,
(Dollars in thousands)	2002	2003	2004	2004	2005
Net cash provided by operating activities	$105,087	$111,532	$119,936	$137,407	$64,988
Interest expense	18,499	17,384	24,663	19,132	17,237
Income tax provision	42,916	33,412	57,156	44,725	37,860
Changes in working capital and other liabilities	37,275	28,386	63,176	7,205	58,548
Other	(4,379)	(11,449)	(9,583)	(6,960)	(12,534	)(1)
EBITDA	$199,398	$179,265	$255,348	$201,509	$166,099	(1)

(1)           Asset impairment charges of $10,989 are included as a deduction to EBITDA.

We also use EBITDA as a supplementary non-GAAP operating performance measure to assist with the overall evaluation of our Company and the evaluation of our segments’ operating performance. EBITDA has certain material limitations as follows:

•                  It does not include interest expense. Because we borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted in generating revenue. Therefore, any measure that excludes interest has material limitations.

•                  It does not include taxes. Because the payment of taxes is a necessary and ongoing part of operations, any measure that excludes taxes has material limitations.

•                  It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

•                  It does not include changes in working capital or other liabilities and, therefore, has material limitations as a measure of cash flow.

We believe the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating our Company and our segments’ operating performance. We provide this non-GAAP measurement as a way to help investors understand our core segment operating performance, to enhance comparisons of our Company and our segments’ core operating performance from period to period and to allow comparisons of our Company and our segments’ operating performance to that of our competitors. Since we have historically reported non-GAAP segment results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in financial reporting. Additionally, we use EBITDA for purposes of reviewing the results of operations for planning and forecasting certain segment operations in future periods, as well as providing a supplemental measure used by our chief operating decision maker to evaluate the ongoing performance of our segments and reporting units. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the results of operations.

An investor or potential investor may find any one or all of these items important in evaluating our performance, results of operations, financial position and liquidity. We compensate for the limitations of using non-GAAP financial measures by using them only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Reconciliation of GAAP Measures to Non-GAAP Measures

	Nine months ended June 30, 2005
	Pretax income (loss)	Depreciation and amortization	Interest	EBITDA
Wholesale/US Nutrition	$57,310	$7,441	$—	$64,751
North American Retail/Vitamin World	(22,334)	5,249	—	(17,085	)(a)
European Retail/Holland & Barrett/GNC (UK)	118,980	10,616	—	129,596
Direct Response/Puritan’s Pride	41,522	3,826	—	45,348
Segment Results	195,478	27,132	—	222,610
Corporate	(90,892)	17,144	17,237	(56,511)
Total	$104,586	$44,276	$17,237	$166,099	(a)

(a)           The asset impairment charges of $10,989 are included as a deduction to EBITDA.

Reconciliation of GAAP Measures to Non-GAAP Measures

	Nine months ended June 30, 2004
	Pretax income (loss)	Depreciation and amortization	Interest	EBITDA
Wholesale/US Nutrition	$97,927	$7,935	$—	$105,862
North American Retail/Vitamin World	243	8,509	—	8,752
European Retail/Holland & Barrett/GNC (UK)	84,229	9,881	—	94,110
Direct Response/Puritan’s Pride	48,980	4,102	—	53,082
Segment Results	231,379	30,427	—	261,806
Corporate	(95,850)	16,421	19,132	(60,297)
Total	$135,529	$46,848	$19,132	$201,509

For the fiscal year ended September 30, 2004, our EBITDA was $255,348 compared with $179,265 for the prior comparable period, an increase of $76,083. EBITDA was calculated as follows:

Reconciliation of GAAP Measures to Non-GAAP Measures

	Fiscal year ended September 30, 2004
	Pretax income (loss)	Depreciation and amortization	Interest	EBITDA
Wholesale/US Nutrition	$112,224	$10,474	$—	$122,698
North American Retail/Vitamin World	(120)	10,848		10,728
European Retail/Holland & Barrett/GNC (UK)	120,323	12,370		132,693
Direct Response/Puritan’s Pride	65,265	5,403		70,668
Segment Results	297,692	39,095		336,787
Corporate	(128,687)	22,585	24,663	(81,439)
Total	$169,005	$61,680	$24,663	$255,348

Reconciliation of GAAP Measures to Non-GAAP Measures

	Fiscal year ended September 30, 2003
	Pretax income (loss)	Depreciation and amortization	Interest	EBITDA
Wholesale/US Nutrition	$76,933	$2,184	$—	$79,117
North American Retail/Vitamin World	(1,643)	12,733		11,090
European Retail/Holland & Barrett/GNC (UK)	83,345	9,872		93,217
Direct Response/Puritan’s Pride	62,184	5,779		67,963
Segment Results	220,819	30,568		251,387
Corporate	(105,822)	16,316	17,384	(72,122)
Total	$114,997	$46,884	$17,384	$179,265

Debt Agreements.  At June 30, 2005, we maintained senior secured credit facilities under our credit agreement consisting of a $100,000 revolving credit facility, which had borrowings outstanding of $6,000, and a term loan C, which had borrowings outstanding of $138,668. The revolving credit facility and term loan C facility mature on the earlier of (i) July 24, 2008 for the revolving credit facility and December 19, 2009 for term loan C; or (ii) March 15, 2007 if our 8 5/8% senior subordinated notes due September 15, 2007 are still outstanding. Virtually all of our assets are collateralized under our credit agreement. Under our credit agreement, we are obligated to maintain various financial ratios and covenants that are typical for such facilities.

On August 1, 2005, in connection with our acquisition of Solgar, we amended and restated our credit agreement by adding a new term loan A of $120,000 and increasing our revolving credit facility from $100,000 to $125,000. Amendments were also made to certain covenants, including elimination of the minimum fixed charge coverage ratio covenant and increasing the annual capital expenditures limitation from $50,000 to $75,000. Our term loan A facility matures on the earlier of (i) August 1, 2010 or (ii) the earliest date of maturity of any indebtedness that refinances the 8 5/8% senior subordinated notes due September 15, 2007.

Interest rates charged on borrowings under our credit agreement can vary depending on the interest rate option utilized. Options for the rate can either be the Alternate Base Rate or LIBOR plus applicable margin. At June 30, 2005, the annual borrowing rate for term loan C approximated 5.3125% and the annual borrowing rate for the revolving credit facility approximated 5.0%. As of August 1, 2005, the annual borrowing rate for our term loan A was 5.25%. We are required to pay a commitment fee, which varies between .25% and ..50% per annum, depending on our ratio of debt to EBITDA, on any unused portion of the revolving credit facility. We are required to make quarterly principal installments under term loan C of approximately $353. The term loan C also requires each of the last four quarterly principal installments to be payments of approximately $33,608 beginning September 30, 2008. We are required to make quarterly principal installments under the term loan A of approximately $4,500, beginning September 30, 2006. The term loan A also requires each of the last four quarterly principal installments to be payments of approximately $16,500 beginning September 30, 2009. The current principal portion of term loan C at June 30, 2005 was $1,411. Utilizing our current borrowing rate of 5.3125% at June 30, 2005, the estimated interest to be paid over the remaining life of term loan C approximates $26,639. Of such amount, interest of approximately $7,441 is expected to be paid within the next twelve months. Using the borrowing rate of 5.25% at August 1, 2005, the estimated interest to be paid over the life of the term loan A approximates $23,224. Of such amount, approximately $6,281 is expected to be paid over the twelve-months ended June 30, 2006. Since the interest rate on each of the term loan C and term loan A debt is variable, the expected interest to be paid over the term of these loans is subject to revision as interest rates change. The interest rate charged for the term loan C is reset quarterly and is equal to the three-month LIBOR rate plus 2%. The interest rate charged for the term loan A is reset quarterly and equal to the three-month LIBOR rate plus a margin based on a pricing grid, which varies between 1.25% and 1.75%.

In 1997, we issued $150,000 of 8 5/8% senior subordinated notes due in 2007. These notes are unsecured and subordinated in right of payment to all of our existing and future indebtedness, including the credit agreement. Interest payments relating to such debt approximates $12,938 per annum. Pursuant to our tender offer, we intend to purchase any or all outstanding 8 5/8%

senior subordinated notes due in 2007 at 100% of their principal amount plus accrued and unpaid interest. On or after the closing of the tender offer, we intend to exercise our right, pursuant to the terms of the indenture governing the 8 5/8% senior subordinated notes, to redeem all of such outstanding senior subordinated notes not tendered and accepted for payment pursuant to the tender offer, at 100% of their principal amount, plus accrued and unpaid interest, with the proceeds of this offering plus cash on hand.

The indenture we anticipate entering into in connection with this offering and the credit agreement impose certain restrictions on us and our subsidiaries regarding capital expenditures and limit our ability to do any of the following: incur additional indebtedness, dispose of assets, make repayments of indebtedness or amendments of debt instruments, pay distributions, create liens on assets and enter into sale and leaseback transactions, investments, loans or advances and acquisitions. Such restrictions are subject to certain limitations and exclusions.

Under our credit arrangements at June 30, 2005, a number of covenants must be met, including, but not limited to, a minimum fixed charge coverage ratio, a minimum consolidated interest coverage ratio and a maximum leverage ratio. The amended and restated credit agreement dated August 1, 2005 eliminates the minimum fixed charge coverage ratio covenant. According to the credit agreement, EBITDA is defined as the sum of net income plus interest, taxes, depreciation and amortization. EBITDA is a factor utilized in calculating all of the ratios mentioned. The specific covenants and related definitions can be found in our credit agreement, which has been previously filed with the SEC. Covenants contained in our credit agreement are based on what we refer to herein as “EBITDA.”

In addition, a default under certain covenants in the indenture we anticipate entering into in connection with this offering could result in the acceleration of our payment obligations under our credit agreement and, under certain circumstances, in cross-defaults under other debt obligations. Any such defaults may have a negative effect on our liquidity.

A summary of contractual cash obligations as of June 30, 2005 is as follows:

	Payments Due By Period
	Total	Less than 1 year	1–3 years	4–5 years	After 5 years
Long-term debt(a)	$297,468	$1,861	$153,440	$141,582	$585
Operating leases	550,597	69,202	154,550	118,116	208,729
Purchase commitments	161,161	161,161	—	—	—
Capital commitments	24,387	24,387	—	—	—
Employment and consulting agreements	4,131	2,668	1,463	—	—
Total contractual cash obligations	$1,037,744	$259,279	$309,453	$259,698	$209,314

(a)                                  Long-term debt does not give effect to $120 million of borrowings under our term loan A and this offering and the application of the proceeds therefrom. If adjusted to give effect to the $120,000 term loan A under our credit agreement (excluding the 8 5/8% senior subordinated notes due 2007 to be redeemed with the net proceeds from this offering plus cash on hand), as of June 30, 2005, these amounts would increase by $120,000 in total, $0 in less than 1 year, $54,000 in 1-3 years, $66,000 in 4-5 years and $0 after 5 years. Long-term debt amounts also exclude interest payments. Utilizing our current borrowing rate of 5.3125% at June 30, 2005, the estimated interest to be paid over the remaining life of term loan C approximates $26,639. Of such amount, interest of approximately

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$7,441 is expected to be paid within the next twelve months. Since the interest rate on this debt is variable, the expected interest to be paid over the term of this loan is subject to revision as interest rates change. Interest payments relating to our 8 5/8% senior subordinated notes are approximately $12,938 per annum.

We conduct retail operations under operating leases, which expire at various dates through 2029. Some of the leases contain renewal options and provide for contingent rent based upon sales plus certain tax and maintenance costs. Future minimum rental payments (excluding real estate tax and maintenance costs) for retail locations and other leases that have initial or noncancelable lease terms in excess of one year are noted in the above table. In connection with a February 7, 2005 letter from the Office of the Chief Accountant of the SEC to the American Institute of Certified Public Accountants expressing its views of existing accounting literature related to lease accounting, we have completed a review of our lease accounting policies. As a result of this review, no adjustments were required to be recorded to the consolidated financial statements.

We were committed to make future purchases for inventory related items, such as raw materials and finished goods, under various purchase arrangements with fixed price provisions aggregating approximately $161,161 at June 30, 2005. Such purchase orders are generally cancelable at our discretion until the order has been shipped, but require repayment of all expenses incurred through the date of cancellation. During the nine months ended June 30, 2005, one supplier individually represented greater than 10% of our raw material purchases. Due to the numerous alternative suppliers available, we do not believe that the loss of this or any other single supplier would have a material adverse effect on our consolidated financial condition or results of operations.

We had approximately $5,582 in open capital commitments at June 30, 2005, primarily related to manufacturing equipment as well as to computer hardware and software. Also, we have an $8,105 commitment for an expansion of our softgel facility and a $10,700 commitment for the purchase of an additional manufacturing facility, both of which are expected to be completed within one year.

We have employment agreements with two of our executive officers. The agreements, entered into in October 2002, each have a term of five years and are automatically renewed each year thereafter unless either party notifies the other to the contrary. These agreements provide for minimum salary levels and contain provisions regarding severance and change in our control. The annual commitment for salaries to these two officers as of June 30, 2005 was approximately $1,170. In addition, five members of Holland & Barrett’s, or H&B, senior executive staff have service contracts terminable by us upon twelve months’ notice. The aggregate commitment for such H&B executive staff as of June 30, 2005 was approximately $1,273.

We maintain a consulting agreement with Rudolph Management Associates, Inc. for the services of Arthur Rudolph, a director. The agreement requires Mr. Rudolph to provide consulting services to us through December 31, 2005, in exchange for a consulting fee of $450 per year, payable monthly. In addition, Mr. Rudolph receives certain fringe benefits accorded to other of our executives.

We have grown through acquisitions, and expect to continue seeking to acquire entities in similar or complementary businesses. Such acquisitions are likely to require the incurrence and/or assumption of indebtedness and/or obligations, the issuance of equity securities or some combination thereof. In addition, we may from time to time determine to sell or otherwise dispose of certain of our existing assets or businesses; we cannot predict if any such transactions will be consummated, nor the terms or forms of consideration which might be required in any such transactions.